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                                                                       EXHIBIT 8



January 12, 1999



Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011

Re:  Rite Aid Corporation
     Registration Statement on Form S-4
     ----------------------------------

Dear Sirs:

          We have acted as United States tax counsel to Rite Aid Corporation (the "Company") in connection with the preparation of the above-referenced Registration Statement, and the prospectus forming a part thereof (the "Prospectus"), relating to the issuance and sale by the Company of its 6% Dealer remarketable securities/SM/ due October 1, 2013 ("Drs./SM/"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed to those terms in the Prospectus.

          In arriving at the opinion expressed below, we have examined and relied upon the following documents:

          (a) the Prospectus;

          (b) the Purchase Agreement, dated September 17, 1998, by and among the Company, and J.P. Morgan Securities Inc. ("JPMSI"), Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated (the "Initial Purchasers");
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Rite Aid Corporation

January 12, 1999
Page -2-



          (c) the Indenture, dated as of September 22, 1998, between the Company and Harris Trust and Savings Bank, as Trustee;

          (d) the Remarketing Agreement, dated as of September 22, 1998, between the Company and JPMSI; and

          (e) the Exchange and Registration Rights Agreement, dated as of September 22, 1998, by and among the Company and the Initial Purchasers.

          We have also read and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and such certificates and representations of officers and representatives of the Company, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

          Our opinion is based upon existing federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.

          The opinion set forth herein has no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

          Based upon the foregoing, we advise you that in our opinion, except as to factual matters and subject to the qualifications and limitations set out in the Prospectus, the material United States federal income tax considerations of an investment in the Drs. are as set out in the Prospectus under the caption "United States Federal Income Tax Considerations."
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Rite Aid Corporation

January 12, 1999
Page -3-


          In giving the foregoing opinion, we express no opinion other than as to the federal income tax law of the United States of America.

          We are furnishing this letter in our capacity as United States tax counsel to the Company, and this letter is solely for the benefit of the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

          We hereby consent to the reference to our firm under the caption "United States Federal Income Tax Considerations" in the Prospectus.


                                         Very truly yours,


                                         Morgan, Lewis & Bockius LLP